UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 11, 2013
____________________

Codexis, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive
Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Current Report on Form 8-K is being filed by Codexis, Inc. (the “Company”) to update disclosures contained in the Company's Current Report on Form 8-K filed on August 5, 2013 and the Company’s Current Report on Form 8-K filed on September 13, 2013 (collectively, the “Prior Form 8-K”), which are incorporated herein by reference. The Company expressly disclaims any intent or obligation to update the forward-looking statements contained in this report or the Prior Form 8-K. In addition to the factors described under “Forward-Looking Statements” in the Prior Form 8-K, factors that could materially affect actual results can be found in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed on November 12, 2013, including under the caption “Risk Factors.”

Item 1.02.	Termination of a Material Agreement.
As described in the Prior Form 8-K, the Company received a letter (the “Letter”) from Dyadic International, Inc. (“Dyadic”) on July 30, 2013 alleging that the Company is in breach under the License Agreement, dated November 14, 2008, by and among the Company, Dyadic International (USA), Inc. (“Dyadic International”) and Dyadic (the “Dyadic License Agreement”), and that Dyadic intended to terminate the Dyadic License Agreement if the alleged breach was not cured to Dyadic's satisfaction within 60 days. As described in the Prior Form 8-K, the Company previously reached agreement with Dyadic to extend the Company's time for response to the allegations contained in the Letter until November 15, 2013 as part of ongoing negotiations between the Company and Dyadic to resolve the dispute.
On November 11, 2013, the Company, Dyadic and Dyadic International agreed to further extend Codexis' time for response to the allegations contained in the Letter until January 17, 2014 as part of ongoing negotiations between Codexis and Dyadic to resolve the dispute.
For additional information about the Letter and the Dyadic License Agreement, see the Prior Form 8-K and Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No. 333-164044), effective April 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 12, 2013
CODEXIS, INC.

By:	/s/Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and Secretary